Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

Management Successfully Completes Deleveraging Strategy

For Immediate Release

NEW YORK, NY, November 5, 2026 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the third quarter ended September 30, 2026 and filed its Form 10-Q with the U.S. Securities and Exchange Commission (the "SEC").

CION also announced that, on November 3, 2026, its co-chief executive officers declared base distributions totaling $0.25 per share for the first quarter of 2027, which will be payable to shareholders in the amount of $0.08, $0.08 and $0.09 per share on January 29, February 26, and March 26, 2027, respectively, to shareholders of record as of January 15, February 12, and March 12, 2027, respectively.

THIRD QUARTER AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended September 30, 2026 were $0.25 per share and $(0.07) per share, respectively;

•	Net asset value per share was $13.20 as of September 30, 2026 compared to $13.57 as of June 30, 2026, a decrease of $0.37 per share, or 2.7%. The decrease was primarily due to realized losses on the restructure of certain investments, mark-to-market price decreases on certain investments, and distributions in excess of net investment income;

•	As of September 30, 2026, the Company had $897 million of total principal amount of debt outstanding, of which 11% was comprised of senior secured bank debt and 89% was comprised of unsecured debt. The Company’s net debt-to-equity ratio was 1.30x as of September 30, 2026 compared to 1.52x as of June 30, 2026;

•	As of September 30, 2026, the Company had total investments at fair value of $1.47 billion in 79 portfolio companies across 23 industries. The investment portfolio was comprised of 71.6% senior secured first lien investments;[1]

•	During the quarter, the Company funded new investment commitments of $72 million, funded previously unfunded commitments of $11 million, and had sales and repayments totaling $256 million, resulting in a net decrease to the Company's funded portfolio of $173 million;

•	As of September 30, 2026, investments on non-accrual status amounted to 1.63% and 4.85% of the total investment portfolio at fair value and amortized cost, respectively, up from 1.44% and 4.41%, respectively, as of June 30, 2026;

•	On July 15 and August 14, 2026, the Company issued an aggregate of $35 million of its 8.00% unsecured notes due 2031 and on July 15, 2026, the Company issued an aggregate of $2 million of its 7.50% unsecured notes due 2029 to certain institutional investors;

•	On August 31, 2026, the Company repaid in full the $114.8 million in aggregate principal amount of its Series A Senior Unsecured Notes, which were, as a result, delisted from trading on the Tel Aviv Stock Exchange Ltd.;

•	During the quarter, the Company repaid in full the $200 million in aggregate principal amount of borrowings outstanding under its senior secured JPM Credit Facility, which was terminated;

•	On September 17, 2026, the Company and certain institutional investors, or the SLFP Investors, launched Senior Loan Fund Partners, LLC, or SLFP, a joint venture that invests primarily in senior secured first lien loans to U.S. middle-market companies. SLFP was capitalized with $125.0 million of senior secured notes due 2033 issued to certain SLFP Investors and $59.7 million of LLC interests in SLFP, of which 80% were issued to the Company as common LLC interests and 20% were issued to certain SLFP Investors as preferred LLC interests; and

•	In connection with the SLFP joint venture, on September 17, 2026, the Company and its wholly-owned financing subsidiaries sold 20 first lien loans with an aggregate par value of $180.3 million for $180.0 million.

DISTRIBUTIONS

•	For the quarter ended September 30, 2026, the Company paid monthly base distributions totaling $14.8 million, or $0.30 per share.

Michael Reisner, co-Chief Executive Officer of CION, commented:

"In the second quarter, we told shareholders we had a plan to strengthen our balance sheet, and this quarter we executed it. In a single quarter, we reduced our balance sheet debt from $1.17 billion to $897 million and ended at 1.30 times net debt to equity, below the target we had set. This quarter’s lower earnings came mostly from this deliberate decision to de-lever and the sale of assets to our new strategic joint venture, not from a fundamental decline in the portfolio’s overall credit quality. We remain pleased with how our portfolio is performing as we head into 2027."

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data and ratios)	September 30, 2026		June 30, 2026
Investment portfolio, at fair value[1]	$1,471,255		$1,645,159
Total debt outstanding[2]	$897,000		$1,174,844
Net assets	$649,465		$667,776
Net asset value per share	$13.20		$13.57
Debt-to-equity	1.38	x	1.76	x
Net debt-to-equity	1.30	x	1.52	x

	Three Months Ended
(in thousands, except share and per share data)	September 30, 2026	June 30, 2026
Total investment income	$48,305	$49,793
Total operating expenses and income tax expense	$35,978	$35,623
Net investment income after taxes	$12,327	$14,170
Net realized losses	$(9,168)	$(17,966)
Net unrealized (losses) gains	$(6,709)	$34,776
Net (decrease) increase in net assets resulting from operations	$(3,550)	$30,980

Net investment income per share	$0.25	$0.29
Net realized and unrealized (losses) gains per share	$(0.32)	$0.33
Earnings per share	$(0.07)	$0.62

Weighted average shares outstanding	49,202,704	49,660,843
Distributions declared per share	$0.30	$0.30

Total investment income for the three months ended September 30, 2026 and June 30, 2026 was $48.3 million and $49.8 million, respectively. The decrease in total investment income was primarily driven by lower interest income earned on our investments due to a reduction in the size of our portfolio from our deleveraging activities and the sale of 20 first lien loans to SLFP during the three months ended September 30, 2026. The decrease was also due to lower transaction fees earned on lower quarterly investment activity and a reduction of a legacy transaction fee, the collectability of which is not currently reasonably assured. The decrease in total investment income was partially offset by an increase in dividends received from one of our equity investments and an increase in prepayment fees received during the quarter ended September 30, 2026.

Operating expenses for the three months ended September 30, 2026 and June 30, 2026 were $36.0 million and $35.6 million, respectively. The increase in operating expenses was primarily attributable to higher general and administrative expenses, driven by legal fees incurred in connection with the restructure of an investment and costs associated with the formation of SLFP. This increase was partially offset by a decrease in advisory fees during the period due to a reduction in the size of the Company’s portfolio during the three months ended September 30, 2026. Interest expense increased primarily due to the write-off of unamortized debt issuance costs in connection with the Company’s repayment of the JPM Credit Facility, but was partially offset by a decrease in the Company's average debt outstanding during the quarter ended September 30, 2026.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended September 30, 2026 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type (in thousands)	$	%	$	%
Senior secured first lien debt	$28,176	36%	$(252,651)	99%
Equity	49,180	64%	(3,360)	1%
Total	$77,356	100%	$(256,011)	100%

During the three months ended September 30, 2026, new investment commitments were made across 11 existing portfolio companies. During the same period, the Company received full repayment of investments in 2 portfolio companies and sold all investments in 1 portfolio company. As a result, the number of portfolio companies decreased to 79 as of September 30, 2026 from 82 as of June 30, 2026.

PORTFOLIO SUMMARY1

As of September 30, 2026, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type (in thousands)	$	%
Senior secured first lien debt	$1,053,970	71.6%
Senior secured second lien debt	—	—
Unsecured debt	7,668	0.5%
Equity	409,617	27.9%
Total	$1,471,255	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	September 30, 2026		June 30, 2026
Number of portfolio companies	79		82
Percentage of performing loans bearing a floating rate[3]	88.9%		87.0%
Percentage of performing loans bearing a fixed rate[3]	11.1%		13.0%
Yield on debt and other income producing investments at amortized cost[4]	10.58%		10.57%
Yield on performing loans at amortized cost[4]	11.35%		11.23%
Yield on total investments at amortized cost	8.27%		8.90%
Weighted average leverage (net debt/EBITDA)[5]	5.17	x	5.07	x
Weighted average interest coverage[5]	1.82	x	1.87	x
Median EBITDA[6]	$39.5 million		$33.7 million

As of September 30, 2026, investments on non-accrual status represented 1.63% and 4.85% of the total investment portfolio at fair value and amortized cost, respectively. As of June 30, 2026, investments on non-accrual status represented 1.44% and 4.41% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2026, the Company had $897 million of total principal amount of debt outstanding, comprised of $100 million of outstanding borrowings under its senior secured credit facility and $797 million of unsecured notes and term loans. The combined weighted average interest rate on debt outstanding was 7.6% for the quarter ended September 30, 2026. As of September 30, 2026, the Company had $51 million in cash and short-term investments and $25 million available under its financing arrangements.2

EARNINGS CONFERENCE CALL

CION will host an earnings conference call on Thursday, November 5, 2026 at 11:00 am Eastern Time to discuss its financial results for the third quarter ended September 30, 2026. Please visit the Investor Resources - Earnings Presentation section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation Third Quarter Conference Call. Domestic callers can access the conference call by dialing (877) 484-6065. International callers can access the conference call by dialing +1 (201) 689-8846. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Earnings Call section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	Total debt outstanding excludes netting of debt issuance costs of $12.7 million and $14.9 million as of September 30, 2026 and June 30, 2026, respectively. Total amount available under the Company’s financing arrangements excludes an additional $8 million of 7.50% 2029 Notes and $15 million of 8.00% 2031 Notes that the Company may issue prior to July 15, 2027 because such issuances are subject to acceptance by the purchasers.

3)	The fixed versus floating rate composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

4)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

5)	For a particular portfolio company, the Company calculates the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compares that amount to measures of cash flow available to service the net debt. To calculate net debt, the Company includes debt that is both senior and pari passu to the tranche of debt owned by it but excludes debt that is legally and contractually subordinated in ranking to the debt owned by the Company. The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the Company relative to other senior and junior creditors of a portfolio company. The Company typically calculates cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of the Company's performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, the Company also calculates the level of contractual interest expense owed by the portfolio company and compares that amount to EBITDA (“interest coverage ratio”). The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of the Company's performing debt and equity investments, and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to the Company for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by the Company and may reflect a normalized or adjusted amount.

6)	Median EBITDA is calculated based on the portfolio company's EBITDA as of the Company's initial investment.

CĪON Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2026	December 31, 2025
	(unaudited)
Assets
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $789,745 and $1,238,358, respectively)	$684,083	$1,158,985
Non-controlled, affiliated investments (amortized cost of $425,734 and $360,895, respectively)	432,712	364,335
Controlled investments (amortized cost of $423,345 and $342,843, respectively)	384,857	289,670
Total investments, at fair value (amortized cost of $1,638,824 and $1,942,096, respectively)	1,501,652	1,812,990
Cash	20,563	8,159
Interest and fees receivable on investments	29,923	27,979
Receivable due on investments sold and repaid	984	3,699
Prepaid expenses and other assets	1,628	1,973
Total assets	$1,554,750	$1,854,800

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $12,717 and $14,263, respectively)	$884,283	$1,125,580
Payable for investments purchased	3,322	2,529
Accounts payable and accrued expenses	896	785
Interest payable	7,166	5,764
Accrued management fees	5,737	6,423
Accrued subordinated incentive fee on income	2,615	3,882
Accrued administrative services expense	1,266	2,182
Share repurchases payable	—	27
Total liabilities	905,285	1,147,172

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized; 49,202,704 and 51,420,629 shares issued, and 49,202,704 and 51,417,866 shares outstanding, respectively	49	51
Capital in excess of par value	986,777	1,004,496
Accumulated distributable losses	(337,361)	(296,919)
Total shareholders' equity	649,465	707,628
Total liabilities and shareholders' equity	$1,554,750	$1,854,800
Net asset value per share of common stock at end of period	$13.20	$13.76

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2026	2025	2026	2025	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$17,356	$30,251	$63,502	$96,849	$123,768
Paid-in-kind interest income	7,782	10,609	21,138	25,257	29,782
Fee income	(241)	766	4,960	5,288	9,447
Dividend income	359	535	1,711	2,253	2,660
Non-controlled, affiliated investments
Interest income	1,728	1,045	6,393	5,325	8,550
Paid-in-kind interest income	3,594	4,119	12,327	10,609	13,627
Fee income	(2,894)	—	(2,311)	700	975
Dividend income	14,272	370	20,219	1,000	5,645
Controlled investments
Interest income	6,349	19,717	18,769	27,976	30,896
Paid-in-kind interest income	—	2,436	927	2,436	5,821
Fee income	—	8,863	—	9,336	9,650
Total investment income	48,305	78,711	147,635	187,029	240,821
Operating expenses
Management fees	5,737	6,532	17,882	19,654	26,076
Administrative services expense	1,043	1,225	3,613	3,700	5,180
Subordinated incentive fee on income	2,615	8,181	8,349	15,854	19,736
General and administrative	2,821	1,649	6,326	4,878	6,334
Interest expense	23,852	22,652	72,101	68,287	90,540
Total operating expenses	36,068	40,239	108,271	112,373	147,866
Net investment income before taxes	12,237	38,472	39,364	74,656	92,955
Income tax (benefit) expense, including excise tax	(90)	(95)	3	(85)	(85)
Net investment income after taxes	12,327	38,567	39,361	74,741	93,040
Realized and unrealized (losses) gains
Net realized losses on:
Non-controlled, non-affiliated investments	(8,183)	(9,605)	(26,071)	(39,687)	(39,569)
Non-controlled, affiliated investments	(452)	—	(293)	—	—
Foreign currency	(533)	—	(533)	—	—
Net realized losses	(9,168)	(9,605)	(26,897)	(39,687)	(39,569)
Net change in unrealized (depreciation) appreciation on:
Non-controlled, non-affiliated investments	(15,436)	(18,923)	(31,295)	(28,753)	(42,242)
Non-controlled, affiliated investments	(8,167)	25,828	8,543	27,959	10,757
Controlled investments	16,894	11	14,687	(13,771)	(42,617)
Net change in unrealized (depreciation) appreciation	(6,709)	6,916	(8,065)	(14,565)	(74,102)
Net realized and unrealized losses	(15,877)	(2,689)	(34,962)	(54,252)	(113,671)
Net (decrease) increase in net assets resulting from operations	$(3,550)	$35,878	$4,399	$20,489	$(20,631)
Per share information—basic and diluted
Net (decrease) increase in net assets per share resulting from operations	$(0.07)	$0.69	$0.09	$0.39	$(0.39)
Net investment income per share	$0.25	$0.74	$0.79	$1.42	$1.78
Weighted average shares of common stock outstanding	49,202,704	52,065,707	49,883,217	52,585,897	52,341,612

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.6 billion in total assets as of September 30, 2026. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially, from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Quarterly Report on Form 10-Q, which CION filed with the SEC on November 5, 2026, as well as CION’s other reports filed with the SEC. A copy of CION’s Quarterly Report on Form 10-Q and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media and Investor Relations

general@cioninvestments.com